EXHIBIT 10.1.11

EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 11th day of November 2004, by and between Gary J. Ferguson (the “Executive”) and Specialty Underwriters’ Alliance, Inc. (“Holding Co.”).

W I T N E S S E T H:

     WHEREAS, Holding Co. desires to continue the employment of the Executive and the Executive desires to continue his employment, under the terms and conditions of this Agreement.

     WHEREAS, Holding Co. and the Executive (collectively, the “Parties”) entered into the Employment Agreement dated as of November 20, 2003, as amended by the First Amendment dated April 2nd, 2004, the Second Amendment dated May 26, 2004, the Amended and Restated Employment Agreement dated August 9, 2004, the Amended and Restated Employment Agreement dated October 17, 2004, and the Amended and Restated Employment Agreement date November 9, 2004 (the “Employment Agreement”).

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend and restate the Employment Agreement as follows:

     1. Employment. Holding Co. hereby employs the Executive, and the Executive hereby accepts employment, as the Chief Claims Officer under the terms and conditions set forth herein. During the Term (as defined herein), the Executive agrees to serve, without additional compensation, in one or more executive positions and/or as a member of the board of directors of Holding Co. or any affiliate of Holding Co.

     2. Term. Subject to paragraph 6, the term of this Agreement shall commence on the date of the Holding Co.’s Qualified Equity Offering (as defined below) and shall continue until December 31, 2007 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically extend for three successive one-year periods, unless terminated by either party by written notice to that effect not less than three months prior to the expiration of the Initial Term. The Initial Term and any extension periods are referred to herein collectively as the “Term”.

     3. Duties. During the Term, the Executive shall report to the Board of Directors and shall initially perform such duties and responsibilities as Holding Co.’s Board of Directors may determine. The Executive and Holding Co. shall create a job description which outlines the duties and responsibilities that the Executive shall perform. Such job description shall be mutually created within one year of the Executive’s employment. The Executive shall comply fully with all applicable laws, rules and regulations as well as with Holding Co.’s policies, compliance manuals and procedures. The Executive shall devote his entire working time to the business of Holding Co. and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. During the Term, the Executive shall not engage in any other business activities or hold any office or positions regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior consent of Holding Co.; provided, however, the Executive may own, solely as an investment, 1.0% or less of the securities of any publicly traded corporation.

     4. Compensation and Related Matters. As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, Holding Co. shall pay the Executive the compensation and provide the benefits set forth below:

          a. Base Salary. Holding Co. shall pay the Executive an annual salary (the “Base Salary”) of $250,000, less applicable withholding and other deductions, payable in accordance with Holding Co.’s then current payroll practices. The Base Salary will be reviewed annually by Holding Co.’s Board of Directors or, if a compensation committee of the Board of Directors is appointed, then by such Compensation Committee (the “Compensation Committee”), and may be increased, but not decreased, in the sole discretion of the Board of Directors or Compensation Committee; provided, however, that for each of the second and third full fiscal years of the Term, the Base Salary shall be increased by 5% thereof.

           b. Bonuses. The Executive shall be eligible to receive bonuses (“Bonuses”) of not more than 100% of Base Salary for any full fiscal year during the Term, as hereinafter provided. For the partial year ending December 31, 2004, the Executive shall receive a Bonus of $62,500 in recognition of Executive’s contribution to establishing the Holding Co.’s business platform and successfully completing a Qualified Equity Offering. For each of the first three full fiscal years of Holding Co. during the Term, the Executive shall receive a Bonus equal to 25% of the Executive’s Base Salary level for such full fiscal year, payable in a cash lump sum payment as soon as practicable following the end of the respective fiscal year provided that Executive is employed by Holding Co. at the end of such fiscal year. In addition, for each full fiscal year of Holding Co. during the Term, the Executive shall be eligible to receive a performance-based Bonus, of up to 75% of Base Salary (or up to 100% of Base Salary for any full fiscal year following the first three full fiscal years during the Term), if Holding Co. achieves such performance goals as are determined by the Board of Directors or the Compensation Committee (if one has been appointed) for the respective fiscal year. The payment of any performance-based Bonus shall be deferred until the last day of the Term (until 60 days thereafter with respect to performance-based bonuses relating to the last full fiscal year of the Term), and shall be forfeited by the Executive if the Executive’s employment terminates hereunder before the end of the Term by: (i) Holding Co. due to cause pursuant to paragraph 6.c., or (ii) the Executive other than for good reason pursuant to paragraph 6.d.

          c. Stock Options. In the event of a private equity offering of the capital stock of Holding Co. or an initial public offering of shares of Holding Co. pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form, in each case in which the proceeds to Holding Co. are not less than $100,000,000.00, before deduction of underwriting commissions, placement agent fees or similar charges, and other offering expenses (a “Qualified Equity Offering”), the Executive shall be granted a stock option to purchase 64,000 shares of Holding Co.’s common stock for an exercise price per share equal to the per share offering price of the Qualified Equity Offering. Such option shall be granted as of the effective date of the Qualified Equity Offering and shall vest and become exercisable cumulatively at a rate of 33.33% on each of the first three anniversaries of the date of grant, provided that the Executive is still employed by Holding Co. on the applicable vesting date. Such option, to the extent vested, shall be exercisable until the earliest of (i) the tenth anniversary of the date of grant, (ii) six months following the Executive’s termination of employment due to death or disability pursuant to paragraph 6.a. or 6.b. (in which case the option shall be fully vested and exercisable), or (iii) if the Executive’s employment is terminated by Holding Co.

other than due to the Executive’s death, disability pursuant to paragraph 6.a., or 6 b, or by Executive other than for “good reason” as defined below, prior to the expiration of the Initial Term, then the later of three months following such termination of employment or the date on which the Term would have otherwise ended. Such option shall be treated as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permissible without any change in the vesting provided for herein. Following the Qualified Equity Offering, the Executive shall be eligible to receive such additional stock options as may be determined by the Board of Directors or the Compensation Committee (if one has been appointed) in its sole discretion and upon such terms and conditions as are determined by the Board of Directors or the Compensation Committee in its sole discretion.

          d. Benefits. The Executive shall be eligible to receive the benefits that Holding Co. generally makes available to its senior officers (as may be revised from time-to-time), including health, life and long-term disability insurance benefits, 401(k) plan benefits and non-qualified supplemental savings plan benefits which are designed to offset the Code limitations applicable under the 401(k) plan. In addition, the Executive shall receive annual reimbursement of up to $10,000 for aggregate expenses incurred for financial planning, including the preparation of income tax returns, upon presentation of appropriate receipts for such expenses.

          e. Vacation. The Executive shall receive four weeks’ paid vacation for each year during the Term. The Executive may schedule the vacation as he elects, subject to Holding Co.’s business needs. Any unused vacation days in any one year may not be carried over to subsequent years; provided, however, that not more than ten unused vacation days in any one year may be carried over to the next succeeding year.

     5. Expenses. The Executive shall be reimbursed for documented reasonable and necessary out-of-pocket expenses incurred on Holding Co.’s behalf in accordance with the policies established by Holding Co., as they may exist from time to time.

     6. Termination. This Agreement and the Executive’s employment hereunder shall terminate immediately upon the earlier to occur of any of the following:

          a. By Holding Co. immediately upon the Executive’s death.

          b. By Holding Co. immediately upon the Executive being unable to perform his duties and responsibilities hereunder due to his “disability” (as defined below). For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of 180 days, whether or not consecutive, during any 12-month period. During such period of disability, the Executive shall continue to receive the Base Salary (less any Holding Co.-paid benefits that he receives, such as short term disability or workers compensation, during such period).

          c. By Holding Co. immediately upon the existence of “cause” (as defined below). For purposes of this Agreement, “cause” shall mean that the Executive: (i) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iii) has engaged in conduct that violated Holding Co.’s then existing material internal policies or procedures and which is detrimental to the business, reputation, character or standing of Holding Co. or any of its affiliates; (iv) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (v) after written notice by Holding Co. and a reasonable opportunity to cure, has materially breached his obligations as set forth in this Agreement.

          d. By the Executive immediately upon the existence of “good reason” (as defined below). For purposes of this Agreement, the following shall constitute “good reason”: After written notice setting forth the alleged good reason by the Executive to Holding Co., and the expiration of a 60-day cure period, there continues to be: (i) a material adverse change in the Executive’s title, position or responsibilities; and/or (ii) a material breach by Holding Co. of any material provision of this Agreement.

          e. Compensation Upon Death, Disability, Cause and Termination Without Good Reason. If the Executive’s employment is terminated by: (i) Holding Co. due to the Executive’s death or disability or cause pursuant to paragraph 6.a., b. or c., or (ii) the Executive other than for good reason pursuant to paragraph 6.d., then, unless the parties otherwise mutually agree, in full satisfaction of Holding Co.’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive: (1) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (2) payment for any accrued, unused vacation as of the effective date of termination; (3) in the event of termination due to the Executive’s death or disability as provided in paragraph 6.a. or 6.b., respectively, any performance-based Bonus previously earned but not paid, which shall become fully vested and shall be paid as soon as practicable following such termination; (4) a pro rated amount of any guaranteed bonus, as provided for in paragraph 4b, if termination occurs during the first three fiscal years during the Term, which shall be paid as soon as practicable following such termination; and (5) any other benefits (if any) payable upon the Executive’s death or disability, respectively.

          f. Severance Upon Certain Events of Termination. If the Executive’s employment is terminated by: (i) Holding Co. other than due to the Executive’s death or disability or cause pursuant to paragraph 6.a., b. or c., or (ii) the Executive for good reason pursuant to paragraph 6.d., then, unless the parties otherwise mutually agree, in full satisfaction of Holding Co.’s obligations under this Agreement, the Executive shall be entitled to receive: (1) a lump sum payment of an amount equal to the amount of the Executive’s Base Salary which would have been paid to the Executive through the date on which the Term would have otherwise ended (or through the date on which the Initial Term would have otherwise ended), provided, however, that if such termination occurs within 18 months before the date on which the Term would have otherwise ended, or as a result of Holding Co.’s failure to extend the Initial Term, to the full extent of the three one-year extension periods contemplated by this Agreement, or during any extension period, then the Executive shall instead receive a lump sum payment of an amount equal to 150% of the annual amount of the Executive’s Base Salary calculated at the rate in effect at the date of such termination; (2) a lump sum payment of an amount equal to 50% of the amount of the Executive’s Base Salary paid pursuant to clause (1) of this paragraph 6.f.;

(3) any performance-based Bonus previously earned but not paid, which shall become fully vested and shall be paid as soon as practicable following such termination; and (4) payment for any accrued, unused vacation as of the date of termination.

          g. Effect of Change in Control Termination. Notwithstanding any other provision of this Agreement to the contrary, if the Executive’s employment is terminated by: (i) Holding Co. other than due to the Executive’s death or disability or cause pursuant to paragraph 6.a., b. or c., or (ii) the Executive for good reason pursuant to paragraph 6.d., in either case upon or within six months following a “change in control” (as defined below), then, unless the parties otherwise mutually agree, in full satisfaction of Holding Co.’s obligations under this Agreement and in lieu of the provisions of paragraph 6.f., the following shall apply: (1) all stock options then held by the Executive which were not previously exercised shall become fully vested and exercisable; (2) any performance-based Bonus previously earned but unpaid shall become fully vested and shall be paid as soon as practicable following such termination; and (3) the Executive shall be entitled to receive a lump sum payment of an amount equal to three times the annual amount of the Executive’s Base Salary calculated at the rate in effect at the date of such termination. Notwithstanding the preceding, if the benefits and payments provided under this paragraph 6.f., either alone or together with other benefits and payments which the Executive has the right to receive either directly or indirectly from Holding Co. or any of its affiliates, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Code, the Executive hereby agrees that the benefits and payments provided under this paragraph 6.f. shall be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments to the Executive from constituting an Excess Payment, as determined by Holding Co.’s independent auditor. For purposes of this Agreement, the following shall constitute a “change in control”:

               (A) any person or group of persons acting in concert (other than any person who, prior to the Qualified Equity Offering, is a holder of voting securities of Holding Co.) is or becomes entitled to more than 50% of the combined voting power of Holding Co.’s outstanding voting securities; or

               (B) following a Qualified Equity Offering, the Board of Directors of Holding Co. approves a merger or consolidation of Holding Co. with any other corporation, other than a merger or consolidation which would result in all or substantially all of the holders of Holding Co.’s voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of the outstanding voting securities of Holding Co. or of the surviving entity immediately after such merger or consolidation; or

               (C) following a Qualified Equity Offering, the Board of Directors of Holding Co. approves a plan of complete liquidation of Holding Co. or an agreement for the sale or disposition by Holding Co. of all or substantially all of Holding Co.’s assets, other than any such sale or disposition where all or substantially all of the holders of Holding Co.’s voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition.

     7. Confidential and Proprietary Information; Work Product; Warranty; Non-Competition; Non-Solicitation.

          a. Confidentiality. The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by Holding Co. and which are used by Holding Co. in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of Holding Co.’s relationships with its customers, including the financial relationship with a customer, knowledge of the internal “politics"/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) Holding Co.’s marketing and development plans, business plans; and (iv) other information proprietary to Holding Co.’s business. The Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of Holding Co. or the customer or as required in the performance of his duties and responsibilities hereunder. The Executive shall return all customer and/or Holding Co. property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to Holding Co. when his employment terminates. The Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in his possession (unless obtained from Holding Co. or one of its customers). Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as he applies such information without disclosure or use of any Confidential Information.

          b. Work Product. The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by Holding Co. and for a period of six months thereafter, that (i) relate, whether directly or indirectly, to Holding Co.’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on Holding Co.’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of Holding Co. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Holding Co. in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of Holding Co.’s absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than Holding Co. and (ii) perform such acts and execute such documents and instruments as Holding Co. may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to Holding Co.; provided, however, if following ten days’ written notice from Holding Co., the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of Holding Co.’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without Holding Co.’s prior written consent.

          c. Warranty. The Executive represents and warrants to Holding Co. that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to Holding Co.; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant Holding Co. the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

          d. Non-Competition; Non Solicitation. The Executive agrees that during his employment by Holding Co. (and for any period thereafter as provided below), he shall not within the United States (i) engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any activity that competes with Holding Co. or any of its affiliates in the business of insurance; (ii) solicit, directly, or indirectly, whether as an employee, officer, director, consultant or otherwise, any person or entity which is then a customer or party to any insurance-related contract with, Holding Co. and/or its affiliates or has been a customer or supplier or such a party or solicited by Holding Co. and/or its affiliates in the preceding two-year period, to divert their business to any entity other than Holding Co. and/or its affiliates; (iii) solicit for employment, engage and/or hire, whether directly or indirectly, any person who is then employed by Holding Co. and/or its affiliates or engaged by Holding Co. and/or its affiliates as an independent contractor or consultant; and/or (iv) encourage or induce, whether directly or indirectly, any person who is then employed by Holding Co. and/or its affiliates or engaged by Holding Co. and/or its affiliates as an independent contractor or consultant to end his/her business relationship with Holding Co. and/or its affiliates. If the Executive’s employment with Holding Co. is terminated by the Executive other than for good reason pursuant to paragraph 6.d, before the date on which the Term would have otherwise ended, then the Executive shall continue to be subject to the restrictions contained in this paragraph 7.d. through the date on which the Term would have otherwise ended. If the Executive’s employment with Holding Co. is terminated for cause pursuant to paragraph 6.c., then the Executive shall continue to be subject to the restrictions contained in this paragraph 7.d through the longer of (A) one year following such termination of employment, or (B) the period during which the Term would have otherwise continued in effect. However, during such period, the Executive will continue to be paid by the Holding Co. the Executive’s Base salary, and any guaranteed bonus, if applicable, as provided for in paragraph 4.b. The Holding Co., at its sole option, may choose to terminate said payments at any time during the restricted period, at which time the Executive shall no longer be subject to the restrictions contained in this paragraph 7.d. If the Executive’s employment with Holding Co. is terminated under any circumstances which result in any payments provided pursuant to paragraph 6.f or 6.g., then the Executive shall continue to be subject to the restrictions contained in this paragraph 7.d. through the longer of (A) one year following such termination of employment, or (B) the period during which Base Salary continues to be paid to the Executive pursuant to paragraph 6.f., if applicable, or (C) two years following a termination of employment under circumstances resulting in payments provided pursuant to paragraph 6.g., if applicable. However, the Executive, at his sole option, may at any time during such period advise Holding

Co. that Executive will forfeit receipt of any further payments provided pursuant to paragraph 6.f. or 6.g., at which time the Executive will no longer be subject to the restrictions contained in this paragraph 7.d.

          e. Injunctive Relief. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this paragraph 7 shall result in an irreparable and continuing harm to Holding Co. for which there shall be no adequate remedy at law. Holding Co. shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to Holding Co.

          f. Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, Holding Co. would not have entered into this Agreement or employed (or continued to employ) him. The Executive’s obligations and the restrictions and remedies set forth in this paragraph 7 are independent agreements and the existence of any claim or claims by him against Holding Co. under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this paragraph 7.

          g. Survival of Terms; Representations. The Executive’s obligations under this paragraph 7 hereof shall remain in full force and effect notwithstanding the termination of his employment. He acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this paragraph 7 do not create an undue hardship on him and will not prevent him from earning a livelihood. He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including this paragraph 7, with an attorney of his choice and he has done so to the extent he desired. The Executive and Holding Co. agree that the restrictions and remedies contained in this paragraph 7 are reasonable and necessary to protect Holding Co.’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that he and Holding Co. intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. The Executive agrees that given the scope of Holding Co.’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny Holding Co. the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

     8. Successors. This Agreement and the Executive’s performance hereunder are personal to the Executive and shall not be assignable by the Executive. Holding Co. may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of Holding Co., whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise. This Agreement shall inure to the benefit of and be binding upon Holding Co. and its successors and assigns. However, any such assignment by Holding Co. shall still be subject to the Executive’s rights under paragraph 6.g.

     9. Miscellaneous.

          a. Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

          b. Governing Law; Jurisdiction; No Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without giving effect to principles of conflicts of law. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          c. Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. Holding Co. may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          d. Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

          e. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

          f. Integrated Agreement. This Agreement constitutes the entire under-standing and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations.

          g. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: “herein, “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          h. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:

Gary J. Ferguson
P.O. Box 374
Cave Creek, AZ 85327
Facsimile: (480) 488-7105 (call first)

If to Holding Co.:

Specialty Underwriters’ Alliance, Inc.
8585 Stemmons Freeway
Suite 200, South Freeway
Dallas, TX 75247
Facsimile: (214) 689-1877

with copies to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention: William W. Rosenblatt
Facsimile: 212-806-6006

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

          i. No Limitations. The Executive represents that his employment by Holding Co. hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
By:	/s/ Courtney C. Smith
	Name:	Courtney C. Smith
	Title:	Chief Executive Officer

/s/ Gary J. Ferguson
Gary J. Ferguson